The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

                           CSMCRED-2006C1-V7CPY.PX A3
                                   Yield Table
--------------------------------------------------------------------------------
Current Balance             : $336,916,000                      :
Pass-Thru Rate              : 5.7110                            :
Accrued Days / Delay Days   : 21 / 14        Settlement         :   03/22/2006
                                             Factor Date        :   03/25/2006
--------------------------------------------------------------------------------
                                Prepayments

                  -----------------------------------------
                                             0.0% CPR
                         Price           ------------------
                                         Idx Sprd   ModDur
                  -----------------------------------------
                   99.8437      99-27       42.0      5.43
                   99.8750      99-28       41.4
                   99.9062      99-29       40.9
                   99.9375      99-30       40.3
                   99.9687      99-31       39.7
                  100.0000     100-00       39.1
                  100.0312     100-01       38.6
                  100.0625     100-02       38.0
                  100.0937     100-03       37.4      5.43
                  100.1250     100-04       36.9
                  100.1562     100-05       36.3
                  100.1875     100-06       35.7
                  100.2187     100-07       35.1
                  100.2500     100-08       34.6
                  100.2812     100-09       34.0
                  100.3125     100-10       33.4
                  100.3355     100-10+      33.0      5.43
                  100.3437     100-11       32.8
                  100.3750     100-12       32.3
                  100.4062     100-13       31.7
                  100.4375     100-14       31.1
                  100.4687     100-15       30.6
                  100.5000     100-16       30.0
                  100.5312     100-17       29.4
                  100.5625     100-18       28.9      5.44
                  100.5937     100-19       28.3
                  100.6250     100-20       27.7
                  100.6562     100-21       27.1
                  100.6875     100-22       26.6
                  100.7187     100-23       26.0
                  100.7500     100-24       25.4
                  100.7812     100-25       24.9
                  -----------------------------------------
                       Avg Life                 6.69
                  -----------------------------------------
                      First Pay              11/15/2012
                      Last Pay               02/15/2013
                    Prin. Window                 4
                  -----------------------------------------

Spread Over : SWAPCURVE SWAP Curve(bp): 2 Yr 44.25; 3 Yr 42.75; 4 Yr 45.50; 5 Yr
      48.50; 6 Yr 50.25; 7 Yr 51.75; 8 Yr 52.75; 9 Yr 54.00; 10 Yr 55.25;

         Treasury Curve: 1 Yr 4.7580%; 2 Yr 4.7580%; 3 Yr 4.7870%; 5 Yr
                     4.7650%; 10 Yr 4.7400%; 30 Yr 4.7300%;




                           CSMCRED-2006C1-V7CPY.PX A3
                                   Yield Table
--------------------------------------------------------------------------------
Current Balance             : $336,916,000                      :
Pass-Thru Rate              : 5.7110                            :
Accrued Days / Delay Days   : 21 / 14        Settlement         :   03/22/2006
                                             Factor Date        :   03/25/2006
--------------------------------------------------------------------------------
                                Prepayments

                  -----------------------------------------
                                             0.0% CPR
                         Price           ------------------
                                         Yield      ModDur
                  -----------------------------------------
                  99.84375      99-27      5.690      5.43
                  99.87500      99-28      5.684
                  99.90625      99-29      5.678
                  99.93750      99-30      5.672
                  99.96875      99-31      5.667
                 100.00000     100-00      5.661
                 100.03125     100-01      5.655
                 100.06250     100-02      5.649
                 100.09375     100-03      5.644      5.43
                 100.12500     100-04      5.638
                 100.15625     100-05      5.632
                 100.18750     100-06      5.626
                 100.21875     100-07      5.621
                 100.25000     100-08      5.615
                 100.28125     100-09      5.609
                 100.31250     100-10      5.604
                 100.33550     100-10+     5.599      5.43
                 100.34375     100-11      5.598
                 100.37500     100-12      5.592
                 100.40625     100-13      5.586
                 100.43750     100-14      5.581
                 100.46875     100-15      5.575
                 100.50000     100-16      5.569
                 100.53125     100-17      5.564
                 100.56250     100-18      5.558      5.44
                 100.59375     100-19      5.552
                 100.62500     100-20      5.547
                 100.65625     100-21      5.541
                 100.68750     100-22      5.535
                 100.71875     100-23      5.529
                 100.75000     100-24      5.524
                 100.78125     100-25      5.518
                  -----------------------------------------
                       Avg Life                 6.69
                  -----------------------------------------
                      First Pay              11/15/2012
                      Last Pay               02/15/2013
                    Prin. Window                 4
                  -----------------------------------------